UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

Vu1 CORPORATION

(Exact Name of Registrant as specified in its charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commissioner File Number)	(IRS Employer Identification No.)

557 Roy Street Suite 125 Seattle, WA 98109
(Address of principal executive offices)

(888) 985-8881
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On October 6, 2010, the Board of Directors appointed Billy K. Hamlin as a member of the Board of Directors of Vu1 Corporation.  With Mr. Hamlin’s appointment, the size of the Board is currently eight directors.

Mr. Hamlin is presently the CEO of Skyward Enterprises, LLC, a global business consulting firm since August, 2009. Skyward puts the world’s top manufacturing capacity directly working with tier one global retailers. Mr. Hamlin is also the CEO of Integrated Sales Solutions II, LLC since June, 2010, a consulting agency offering a wide array of services to manufacturers to successfully introduce hard-line products to the vertical markets of hardware/home improvement, and club/mass market. Mr. Hamlin is also the CEO of Foregolf since October, 2009 a start up simulator company focused on the golf industry.  He is also the Chairman of the Advisory Board for Unique Home Designs (since July, 2010) and Parkland Plastics (since August, 2010) and the President of the Board of Trustees for the Leukemia & Lymphoma Society, Georgia Chapter since July, 2007. Mr. Hamlin was the Founder of The PGA Tour Superstore in May 2002 to November, 2009, which comprises ten ‘Big Box’ concept stores of more than 60,000 square feet of golfing merchandise. Mr. Hamlin worked in positions of increasing responsibility with The Home Depot, Inc. (NYSE HD) beginning in November, 1985 where he held the titles of Executive Vice President of Merchandising & Marketing and Group President until his retirement in January, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: October 8, 2010	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer